[WTT LOGO]

WIRELESS TELECOM GROUP, INC. ANNOUNCES MODIFICATION OF
AGREEMENT TO ACQUIRE WILLTEK COMMUNICATIONS GMBH

FOR IMMEDIATE RELEASE

PARSIPPANY, NJ – (BUSINESS WIRE) – MARCH 29, 2005 – Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today that its has entered into an amended and restated stock purchase agreement, which modifies the terms of an existing stock purchase agreement among WTT, Willtek Communications GmbH and each of Willtek's two shareholders, under which WTT agreed to acquire all of the outstanding share capital of Willtek from the Willtek shareholders. The terms were modified, in part, due to the operating results of Willtek during the past six months and the parties' desire to conserve WTT's existing cash resources.

Under the terms of the modified purchase agreement, the acquisition consideration has been reduced by eliminating the $7.0 million cash component of the purchase price, and will consist solely of 8,000,000 shares of WTT's common stock. Based on the $2.54 closing price of a share of WTT's common stock on the American Stock Exchange on March 28, 2005, the dollar value of the aggregate purchase price for the acquisition, as modified, is approximately $20.3 million. Based on the number of shares of WTT's common stock outstanding on March 28, 2005, giving effect to the proposed acquisition, the Willtek shareholders would own in the aggregate approximately 31.4% of the outstanding shares of WTT's common stock.

Under the terms of the modified purchase agreement, among other things, the post-acquisition board representation of the Willtek shareholders will be reduced from three directors, as was originally agreed, to two directors designated by Investcorp Technology Ventures, L.P., Willtek's 80.9% shareholder, one of whom will be appointed Chairman of the Board at the closing. In addition, Willtek will be required to prepare a detailed comprehensive program to permanently reduce its post-acquisition total annual operating expenses by approximately $3.0 million per year, which must be acceptable to WTT in its sole discretion, as a condition to closing the acquisition. Investcorp has also waived its right to receive cash dividends declared or set aside by WTT's board in respect of all of its shares of WTT's common stock during the period beginning on the closing date of the acquisition and ending on December 31, 2005. Moreover, the date after which either WTT or the Willtek shareholders may terminate the modified stock purchase agreement without cause has been extended from March 31, 2005 to August 15, 2005.

At closing, Kabaret "Gary" Simonyan, our Chairman of the Board and current interim Chief Executive Officer, will resign as interim CEO and Cyrille Damany, Willtek's current CEO, will succeed Mr. Simonyan as our new CEO. Accordingly, Mr. Damany will be the principal executive officer of WTT and, as such, will have general and active managerial control of the day-to-day policies and affairs of WTT and will be primarily responsible for ensuring the execution of management's business strategies for WTT, subject to oversight by WTT's board of directors. Paul Genova, our current President and Chief Financial Officer, will continue as such and report directly to Mr. Damany following completion of the acquisition. One of Mr. Damany's initial responsibilities will be the implementation of the pre-agreed cost reduction program.

It is currently anticipated that, at the closing of the acquisition, Mr. Simonyan will continue to serve on the board of WTT as non-executive Vice Chairman of the Board, and that Savio W. Tung and Hazem Ben-Gacem, Investcorp's two director candidates, will be appointed to WTT's board of directors. Mr. Tung will be appointed Chairman of the Board. Investcorp will continue to be entitled to designate up to two individuals for nomination for election to WTT's board of directors, provided Investcorp's level of beneficial ownership of WTT's common stock continuously equals or exceeds certain percentage thresholds.

As a result of the foregoing chief executive succession, board composition changes, and Investcorp's significant post-acquisition percentage ownership of our outstanding common stock, the

Willtek shareholders will have substantial influence and control over the leadership, day-to-day management and strategic direction of WTT, and the Willtek shareholders, together, as approximately 31.4% shareholders of WTT immediately following the acquisition, will be able to significantly influence the outcome of all matters, transactions and corporate actions that require approval of our shareholders.

As a result of the substantial changes that will be made to the composition of WTT's board of directors and to WTT's senior management upon completion of the acquisition, WTT's compensation committee took the opportunity to evaluate senior executive employment, severance and compensation arrangements and determined to approve a severance agreement with Mr. Genova, which provides that if Mr. Genova's employment is terminated by WTT without "cause," or if Mr. Genova terminates his employment for "good reason," whether before or after the acquisition, then Mr. Genova will be entitled to receive (1) at the sole discretion of WTT, either a lump-sum cash payment equal to 75% of his annual compensation then in effect, payable within 30 days after termination, or continuation of his base compensation then in effect for a period of nine months after termination, and (2) the continuation of all benefits in which he currently participates for a period of nine months following his termination.

Also, the compensation committee approved the grant to Mr. Simonyan of incentive stock options to purchase 100,000 shares of WTT common stock, at an exercise price of $2.57 per share, representing the closing price of WTT's common stock as reported on the American Stock Exchange on March 22, 2005, the date of grant. The options will vest over a period of three years from the date of grant, with one third vesting on each anniversary of the date of grant.

In connection with the amended purchase agreement, the terms of the new loan agreement entered into on October 5, 2004 between Investcorp and Willtek have been revised to require payment of all outstanding principal thereunder (€3.5 million, or approximately $4.6 million), plus accrued but unpaid interest at the rate of 8% per year through the closing date of the acquisition (as of February 28, 2005, approximately €478,000, or approximately $634,000) in one lump sum on December 31, 2006, and to reduce the interest rate thereon from 8% to 4% (WTT has agreed to guaranty payment of any amounts payable by Willtek to Investcorp under the amended loan agreement).

Completion of the transaction is subject to approval by WTT's shareholders, as well as other customary closing conditions. The parties have already received the required antitrust clearances in Germany. WTT's board of directors intends to present a proposal to approve the acquisition of Willtek by WTT and the issuance of WTT's common stock to the Willtek shareholders in the acquisition at WTT's upcoming annual meeting of shareholders to be held on a future date to be publicly announced. WTT's board of directors will establish a record date in the future for purposes of determining shareholders of WTT entitled to notice of, and to vote at, the annual meeting.

Pending the approval of WTT's shareholders and satisfaction or, where permissible, waiver of all of the other closing conditions, the transaction is now expected to close in the second or third calendar quarter of this year.

The issuance of WTT's common stock to the Willtek shareholders under the modified purchase agreement will be made in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Such shares of WTT's common stock will be issued subject to certain restrictions on transfer that will be set forth in the related shareholders' agreement, and the certificates representing those securities will contain an appropriate legend stating that they have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or pursuant to an exemption therefrom.

About Wireless Telecom Group, Inc.

WTT is a global provider of electronic noise generation equipment in the telecommunications field. It develops, manufactures and markets a wide variety of electronic noise sources, passive microwave components and electronic testing and measuring instruments, including power meters, volt meters and modulation meters. WTT's products have historically been primarily used to test the performance and capability of cellular/PCS and satellite communications systems, and to measure the power of RF and microwave systems. Other applications include radio, radar, wireless local area network (WLAN) and digital television. WTT's current operations are conducted through WTT and its wholly owned subsidiaries Boonton Electronics Corporation and Microlab/FXR. Boonton Electronics Corporation is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave Systems used in multiple telecommunications markets. Microlab/FXR is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation counter measures and missile guidance. WTT's website address is http://www.wtt.bz.

About Willtek Communications GmbH

Willtek Communications GmbH provides test and measurement solutions to the wireless industry, including network operators, service providers, and manufacturers of mobile terminal equipment. Willtek delivers terminal and air-interface test solutions worldwide. Willtek is a leading innovator for test solutions for 2G and 3G cellular radio networks and mobile telephones. Established in May 2002, Willtek was created following a buy-out of Acterna Wireless Instruments Operations. Investcorp is Willtek's majority shareholder, following an investment in March 2003. Willtek is headquartered in Ismaning, near Munich, Germany, with additional presence in Indianapolis, Indiana; Chessington, near London, U.K.; Roissy, near Paris, France; Shanghai, People's Republic of China; and Singapore. Willtek is managed by Cyrille Damany, its Chief Executive Officer, and employs 150 people worldwide. Information about Willtek can be found on the Internet at http://www.willtek.com.

Caution Required by Certain Securities and Exchange Commission Rules

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Willtek by WTT. In connection with the proposed transaction, WTT has filed a preliminary proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the "SEC"). The information contained in the preliminary proxy materials is not complete and may be changed. Shareholders of WTT are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction. The definitive proxy statement will be sent to the shareholders of WTT seeking their approval of the proposed acquisition and the issuance of shares of WTT's common stock in the acquisition. You may obtain copies of documents filed with the SEC by WTT free of charge by directing a request to Investor Relations, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, NJ 07054 (Telephone: (201) 261-8797). In addition, you may obtain any of the documents filed with the SEC at the website maintained by the SEC at http://www.sec.gov.

WTT and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from WTT's shareholders in connection with the acquisition. Information regarding the identity of these persons is set forth in a Schedule 14A filed by WTT with the SEC on April 26, 2004 relating to WTT's 2004 annual meeting of shareholders and a Form 10-K filed by WTT with the SEC on March 30, 2004, both of which are available free of charge from the SEC or from WTT, as indicated above. Information regarding the interests of these persons in the solicitation is set forth in the preliminary proxy statement concerning the proposed acquisition filed by WTT with the SEC, which is available free of charge from the SEC or from WTT, as indicated above.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of WTT and its management. . The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in WTT's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and Forms 10-Q for its 2004 fiscal year.

CONTACT:	Wireless Telecom Group, Inc. Reed DuBow, 201-261-8797
SOURCE:	SOURCE: Wireless Telecom Group, Inc.

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